Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES SECOND QUARTER RESULTS
AUTHORIZES STOCK REPURCHASE

WINCHESTER, Virginia (November 25, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its second fiscal quarter ended October 31, 2014.

Net sales for the second fiscal quarter increased 14% to $217.7 million compared with the same quarter of the prior fiscal year. Net sales for the first six months of the current fiscal year increased 17% to $429.6 million from the comparable period of the prior fiscal year. The Company experienced growth in both the remodeling and new construction channels during the second quarter of fiscal year 2015, with new construction growth exceeding 20%.

Net income was $7.7 million ($0.48 per diluted share) for the second quarter of the current fiscal year compared with $5.3 million ($0.34 per diluted share) for the second quarter of the prior fiscal year.

Net income for the first six months of fiscal year 2015 was $16.9 million ($1.07 per diluted share) compared with $11.9 million ($0.77 per diluted share) for the same period of the prior fiscal year. Exclusive of one-time tax credits, the Company generated $15.8 million ($1.00 per diluted share) of net income for the first six months of the current fiscal year compared with $11.9 million ($0.77 per diluted share) for the same period of the prior fiscal year

Gross profit for the second quarter of the current fiscal year was 17.0% of net sales compared with 16.9% in the same quarter of the prior year. Gross profit for the first six months of the current fiscal year was 17.2% of net sales compared with 17.9% for the same period in the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency that was partially offset by material inflation, costs associated with crewing and infrastructure to support higher levels of sales and installation activity, costs associated with new product launches and higher employee benefit costs. Gross profit for the first six months of the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency that was more than offset by material inflation and costs associated with crewing and infrastructure to support higher levels of sales and installation activity.

Selling, general and administrative costs for the second quarter of fiscal year 2015 were 11.3% of net sales compared with 12.3% in the same quarter of the prior year. Selling, general and administrative costs for the first six months of the current fiscal year were 11.2% of net sales compared with 12.5% for the same period in the prior year. The improvement in the Company’s operating expense ratio was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $18.6 million during the first half of fiscal year 2015 compared with $15.8 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and partially offset by changes in working capital, which included increases in inventory levels to support higher sales. Net cash used by investing activities was $26.0 million during the first half of the current fiscal year compared with $5.8 million during the same period of the prior year due primarily to an $18.0 million investment in short-term certificates of deposit and increased investment in property, plant and equipment. Net cash provided by financing activities decreased $9.0 million during the first half of the current fiscal year compared to the same period in the prior

- MORE -

AMWD Announces Second Quarter Results

November 25, 2014

year as the company repurchased 163,326 shares of common stock at a cost of $5.1 million and proceeds from the exercise of stock options decreased $3.6 million.

On November 20, 2014, the Board of Directors authorized an additional stock repurchase program of up to $25 million of the Company's outstanding common shares. Management expects to fund share repurchases using available cash and cash generated from operations.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

- MORE -

AMWD Announces Second Quarter Results

November 25, 2014

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Six Months Ended
	October 31		October 31
	2014	2013	2014	2013

Net Sales	$217,693	$190,532	$429,610	$368,627
Cost of Sales & Distribution	180,712	158,258	355,515	302,638
Gross Profit	36,981	32,274	74,095	65,989
Sales & Marketing Expense	16,296	15,867	31,811	30,351
G&A Expense	8,245	7,590	16,656	15,991
Restructuring Charges, net	—	31	3	113
Insurance Proceeds	—	—	—	(94)
Operating Income	12,440	8,786	25,625	19,628
Interest & Other (Income) Expense	118	155	249	315
Income Tax Expense	4,651	3,360	8,467	7,387
Net Income	$7,671	$5,271	$16,909	$11,926

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	15,960,236	15,581,605	15,864,560	15,479,180

Income Per Diluted Share	$0.48	$0.34	$1.07	$0.77

- MORE -

AMWD Announces Second Quarter Results

November 25, 2014

Condensed Consolidated Balance Sheet

	October 31	April 30
	2014	2014

Cash & Cash Equivalents	$130,863	$135,700
Investments - certificates of deposit	18,000	—
Customer Receivables	54,784	46,475
Inventories	35,335	31,523
Other Current Assets	12,231	11,718
Total Current Assets	251,213	225,416
Property, Plant & Equipment	76,202	74,049
Other Assets	28,170	30,599
Total Assets	$355,585	$330,064

Current Portion - Long-Term Debt	$1,316	$1,146
Accounts Payable & Accrued Expenses	78,292	75,273
Total Current Liabilities	79,608	76,419
Long-Term Debt	20,315	20,453
Other Liabilities	40,924	42,647
Total Liabilities	140,847	139,519
Stockholders' Equity	214,738	190,545
Total Liabilities & Stockholders' Equity	$355,585	$330,064

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	October 31
	2014	2013

Net Cash Provided by Operating Activities	$18,637	$15,812
Net Cash Used by Investing Activities	(25,984)	(5,796)
Free Cash Flow	(7,347)	10,016

Net Cash Provided by Financing Activities	2,510	11,517
Net Increase (Decrease) in Cash and Cash Equivalents	(4,837)	21,533
Cash and Cash Equivalents, Beginning of Period	135,700	96,971

Cash and Cash Equivalents, End of Period	$130,863	$118,504

- END -